UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 24, 2015

Islet Sciences, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34048	87-0531751
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6601 Six Forks Rd., Suite 140
Raleigh, North Carolina 27615

(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (919) 480-1518

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2015, Dr. James Snapper was appointed as a director of the Company.

Dr. Snapper is currently a Professor of Medicine at the Duke University School of Medicine, has extensive experience in the pharmaceutical industry and is an internationally recognized expert in the field of translational medicine. Jim is the recipient of many NIH grants and author of numerous scientific publications. His work has focused on the identification and validation of new technologies to increase disease understanding, allowing for better mechanistic subject stratification to increase the probability of success in drug trials by better aligning the subject to the pharmacological action of new drugs. Jim's industry experience includes nine years in senior R&D roles at GlaxoSmithKline and as an advisor on global health initiatives in Haiti, Central America and South America. Dr. Snapper is a magna cum laude graduate of Princeton University, Dartmouth and Harvard Medical Schools and is board-certified in Internal Medicine, Pulmonary Medicine and Critical Care Medicine.

Dr. Snapper does not have any relationship with the Company that would require disclosure pursuant to Item 404(a) of SEC Regulation S-K. Dr. Snapper does not have any direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party.

On April 24, 2015, Larry Hutchison was appointed as a director of the Company.

Mr. Hutchison is currently President and CEO of Petrobeam, an alternative energy technology company and leader in electron beam processing of heavy petroleum feedstock. Mr. Hutchison is also a principal of TA Capital Ltd, a private investment firm focused on global investments in early stage technology companies and an active member of the Patient and Family Advisory Council at the Lineberger Comprehensive Cancer Center at the University of North Carolina School of Medicine. Larry spent 35 years at United Parcel Service of America (UPS) in various roles of increasing responsibility. During that time Mr. Hutchison was responsible for various domestic and international operations, including UPS’s expansion into the European Union. Mr. Hutchison received a BS in business management from LaSalle University.

Mr. Hutchison does not have any relationship with the Company that would require disclosure pursuant to Item 404(a) of SEC Regulation S-K. Mr. Hutchison does not have any direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party.

On April 24, 2015, Antonio O’Ferral was appointed as a director of the Company.

Mr. O’Ferral has over 15 years of commercial experience in the pharmaceutical, biotechnology and medical device industry with a focus on diabetes and metabolic disease. Mr. O’Ferral is currently in a senior sales manager role at Asante Solutions, Inc. where he is responsible for commercial strategy and sales for the snap insulin pump. Antonio is also on the board and Vice President of Outreach at the Triangle Chapter of the Juvenile Diabetes Research Foundation (JDRF). Prior to Asante, Antonio held various positions of increasing responsibility at Insulet and Eli Lilly. Mr. O’Ferral received a BS in Kinesiology and Health Promotion from the University of Kentucky where he earned Academic All SEC honors as a Kentucky Wildcat quarterback and wide-receiver.

Mr. O’Ferral does not have any relationship with the Company that would require disclosure pursuant to Item 404(a) of SEC Regulation S-K. Mr Oferral does not have any direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party.

Although the newly appointed directors named above have entered into a Director Agreement with the Company, a form of which filed herewith as exhibit 10.1 which provides that the Chair of the Islet Board of Directors Compensation Committee will oversee the design and implementation of a formal Director Compensation plan by June 30, 2015, no compensatory arrangement has yet been agreed upon.

On March 18, 2015, Joel Perlin, a member of our Board of Directors and the Avogenx, Inc. Board of Directors, resigned from each Board to devote time to other matters. Mr. Perlin’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Perlin was on the Audit, Compensation, and Nominating committees.

On March 26, 2015, Dr. Michael Luther, a member of our Board of Directors and the Avogenx, Inc. Board of Directors, resigned from each Board.  In his resignation letter, Dr. Luther stated he did not have the time required to contribute as a board member to ensure that Islet achieves its goals. Mr. Luther’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Dr. Luther was the chairman of the Compensation committee.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Director Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Islet Sciences, Inc.

Dated: April 28, 2015	By:	/s/ James Green
Name: James Green
Title: Chief Executive Officer